EXHIBIT 4.94
PLEDGE OF REGISTERED SHARES
relating to the pledge of shares of
SIG Combibloc Group AG
dated November 5th 2009
between
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.à r.l
as Pledgor
and
THE BANK OF NEW YORK MELLON
acting as Collateral Agent under the First Lien Intercreditor Agreement for itself and for the benefit and for the account of the Secured Parties as Pledgee
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS PLEDGE OF REGISTERED SHARES is effective as of the Effective Date (as defined in Clause 2. below) and entered BETWEEN
(1)	Beverage Packaging Holdings (Luxembourg) III Sàrl, a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg and having its registered office at 6C, Parc d’Activités Syrdall, L-5365 Munsbach, Grand Duchy of Luxembourg, registered in the Luxembourg register of commerce and companies under file number B 128135, (the “Pledgor”) of the one part; and

(2)	The Bank of New York Mellon acting under the First Lien Intercreditor Agreement (as defined below) as Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined below) (the “Collateral Agent” or the “Pledgee”) on the other part.
RECITALS
(A)	Pursuant to a credit agreement dated on or around the date hereof made between inter alia Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time (the “Credit Agreement”) certain facilities were made available on the terms and conditions thereof.

(B)	Pursuant to a senior secured note indenture dated on or around the date hereof among inter alia the Issuers (as defined below), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time (the “Senior Secured Note Indenture”), certain senior secured notes were issued to certain noteholders on the terms and conditions thereof.

(C)	Pursuant to a first lien intercreditor agreement dated on or around the date hereof, among The Bank of New York Mellon as Collateral Agent (as defined therein) and as Trustee (as defined in the Senior Secured Note Indenture) and Credit Suisse, Cayman Islands Branch as Administrative Agent (as defined in the Credit Agreement), as amended, novated, supplemented, restated or modified from time to time (the “First Lien Intercreditor Agreement”), The Bank of New York Mellon was appointed Collateral Agent (as defined therein) with regard to, among other things, the acquisition, holding and enforcement of Liens on Collateral (both as defined in therein).

(D)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined below) pursuant to the relevant provisions of the First Lien Intercreditor Agreement.

(E)	Pursuant to the Principal Finance Documents the parties enter into this Agreement in order to secure the performance of the Secured Obligations (all as defined below).
NOW IT IS AGREED as follows:
1.	DEFINITIONS AND CONSTRUCTION

(a)	In this Agreement, unless the context otherwise requires or unless otherwise defined or provided for in this Agreement, a term defined in the First Lien Intercreditor Agreement, shall have the same meaning in this Agreement and in any notice given under this Agreement. In addition, the following words and expressions shall have the respective meanings ascribed to them:

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.

“Agreement” shall mean this pledge of registered shares agreement.

“Collateral Agent” shall mean The Bank of New York Mellon in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement and its successors and permitted assigns in such capacity.

“Dividends” means all dividend payments resolved by the shareholders’ meeting of the Swiss Company and effected by the board of Directors of the Swiss Company,

whether in cash or in the form of additional shares in the Swiss Company (stock dividend) or in any other form.

“Enforcement Event” means any “Event of Default” under and as defined in the Credit Agreement and/or the Senior Secured Note Indenture, as the context requires, provided that any notice, lapse of time or other condition precedent to the occurrence of such Event of Default in the relevant instrument shall have been satisfied.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent (as defined below) and the Applicable Representative as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” shall mean the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other documents designated by the Loan Parties’ Agent and the Applicable Representative as a Loan Document.

“Loan Parties” shall mean the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Parallel Obligations” means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Loan Party to the other Secured Parties (or any of them) under the Loan Documents.

“Pledge” means the pledge of the Shares pursuant to art. 884 et seqq. of the Swiss Civil Code as constituted in this Agreement.

“Pledged Assets” means all assets, rights and property of the Pledgor the subject of any security created herein including, without limitation, the Shares, the Dividends and all shares, interests, distributions, securities, subscription rights, option rights, liquidation proceeds or rights whatsoever referred to in Clause 2 of this Agreement.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the Intercreditor Arrangements.

“SchKG” means the Swiss federal statute on debt collection and bankruptcy (“Bundesgesetz über Schuldbetreibung und Konkurs”) dated 11 April 1889, as amended from time to time, carrying the official designation SR 281.1.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents including in particular, but not limited to, the Parallel Obligations together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities.

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement. Each entity or person that becomes a Secured Party after the date of this Agreement shall be a Secured Party under this Agreement.

“Shares” means all of the shares of the Swiss Company presently or in the future held by the Pledgor, and, as of the Effective Date, as set out in the Schedule 1 hereto, and in addition thereto, and in accordance with Swiss law, all securities or rights, including participation rights, i.e. “Partizipationsscheine” and/or “Genussscheine” within the meaning of art. 656a et seq. and art. 657 of the Swiss Code of Obligations, respectively, offered, issued or paid by the Swiss Company in substitution or in addition to such shares, following exchange, merger, redemption, consolidation, division, issue of stock, option, dividend, subscription for each or otherwise and, generally, all such stock, shares and rights in the capital of the Swiss Company, which the Pledgor may receive in whatsoever manner subsequent to the Effective Date, together with all accessory rights and claims associated with the Shares, including but not limited to all Dividend payments or compensation of any kind paid to the Pledgor as owner of the Shares.

“Swiss Company” means the company whose shares are subject to the pledge created hereby, i.e. SIG Combibloc Group AG, a company limited by shares incorporated under the laws of Switzerland, having its registered office at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and registered in the Commercial Register of the Canton of Schaffhausen with the federal register number CH-290.3.004.149-2.

(b)	Reference to a person in this Agreement includes its successors and assigns including, without limitation, any successor or assignee of the Pledgor by way of merger, amalgamation, novation or otherwise.

2.	EFFECTIVE DATE

This Agreement shall be effective as of the date set forth on its front page (the “Effective Date”).

3.	PLEDGE

(a)	As continuing security for the payment of the Secured Obligations and until this Agreement shall be released in accordance with Clause 18 hereof, the Pledgor agrees to pledge and pledges to the Collateral Agent the Shares (including any Dividends owned by the Pledgor as of the Effective Date).

(b)	The Collateral Agent is authorised to notify the Swiss Company of all and any rights arising under this Agreement and on the Effective Date the Pledgor shall procure that the Swiss Company executes and delivers to the Collateral Agent an acknowledgement of pledge in the form of Schedule 2 hereof.

(c)	Upon the Effective Date, and within four weeks of the issue of any future Shares, the Shares shall be delivered by the Pledgor to the Collateral Agent, duly endorsed in blank by the Pledgor and such Shares shall be held by the Collateral Agent in accordance with the provisions of the Principal Finance Documents.

(d)	The Pledge includes all accessory rights, interest, benefits, remedies and claims appertaining to or derived from the Shares whether already existing or due, or to come into existence or become due in the future including but not limited to interest, distributions, dividends (subject to Clause 6), share certificates, subscription rights (including preemptive right (Bezugrecht) and priority subscription right (Vorwegzeichnungsrecht), option rights, and liquidation proceeds as well as all securities or rights whatsoever which may substitute or may be offered in exchange for any of the Shares whether by operation of law or otherwise as of the Effective Date or thereafter.

(e)	The supervision, observation and exercise of rights arising from calls conversions and exchanges offers, repayments in full or in part, subscription rights, as well as all other notices, offers and communications concerning the Shares shall be the responsibility of the Pledgor. If an Enforcement Event has occurred and is continuing, the Collateral Agent shall be entitled but not obliged to use or exercise such rights or to do such acts on behalf of the Pledgor.

4.	PRESERVATION OF SECURITY

(a)	The security constituted by this Pledge shall be continuing and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in part (whether in respect of this Pledge, any other security or otherwise).

(b)	Subject to Clause 18, the obligations of the Pledgor hereunder shall not be affected by any act, omission or circumstances which, but for this provision, might operate to release or otherwise exonerate the Pledgor from its obligations hereunder or affect such obligations including without limitation and whether or not known to the Pledgor or the Collateral Agent:
(i)	any time, waiver or concession granted to or composition with the Pledgor or any other party to the Loan Documents;

(ii)	the taking, variation, extension, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any terms of the Loan Documents or any rights or remedies against, or securities granted by the Pledgor or any party to the Loan Documents;

(iii)	any irregularity, invalidity or unenforceability of any obligations of the Pledgor or any party to the Loan Documents or any present or future law or order of any government or authority (whether of right or in fact) purporting to reduce or otherwise affect any of such obligations to the intent that the Pledgor’s obligations under this Pledge and this security shall remain in full force and this Pledge shall be construed accordingly as if there were no such irregularity, unenforceability, invalidity, law or order;

(iv)	any legal limitation, disability, incapacity or other circumstances including bankruptcy, insolvency, liquidation, administrative or other receivership relating to the Pledgor or any party to the Loan Documents or any other person or any amendment to or variation of the terms of the Loan Documents or any other document or security.
(c)	Provided an Enforcement Event has occurred and is continuing, the Pledgor waives (i) its right of objection pursuant to Art. 41 SchKG of first requiring the Collateral Agent to enforce and realise the Shares subject of this Pledge and (ii) any right it may have of first requiring the Collateral Agent of the Secured Parties to enforce any guarantee, pledge or other security before enforcing and realising this Agreement.

(d)	This Pledge shall be cumulative, independent of, separate from, in addition to and shall not in any way be prejudiced by any other pledge or other security or guarantee as of the Effective Date or thereafter held by the Collateral Agent with respect to any Secured Obligations. None of such other securities shall prejudice, or be prejudiced by, or shall be merged in any way with this Agreement.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

(a)	The Pledgor warrants and represents to the Collateral Agent that as of the Effective Date with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents:
(i)	the representations and warranties made by the Pledgor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.07 (Title to Properties; Possession Under Leases), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements) and 3.19(d) (Security Documents) of the Credit Agreement, are true and accurate as regards the Pledgor and this Pledge, subject to limitations on representations and warranties in the Principle Finance Documents;

(ii)	to the best of Pledgor’s knowledge the Shares represent the entire issued and fully paid-up capital of the Swiss Company (except as set out in Schedule 3.08 of the Credit Agreement) and the Shares have been validly issued and there are no moneys or liabilities outstanding in respect of the Shares, other than Dividends resolved but not yet paid;

(iii)	the Pledgor is the sole owner of the Shares and the Shares are free and clean of any third party rights or of any Lien (except as created under this Agreement or permitted under the Principal Finance Documents).
(b)	Unless otherwise permitted under the Loan Documents, the Pledgor further undertakes that during the lifetime of this Agreement it shall ensure that the security interest created by or pursuant to this Agreement will at all times be a first ranking pledge pursuant to article 899 et seqq. of the Swiss Civil Code (“CC”), in particular pursuant to articles 893 CC.

(c)	The Pledgor further undertakes that it shall not, save as otherwise permitted by the Principal Finance Documents, during the lifetime of this Agreement:
(i)	take or permit to be taken any action whereby the rights attaching hereunder to the Shares are altered or diluted in such way that it would have an adverse effect on the Collateral Agent and its rights hereunder;

(ii)	amend the articles of association of the Swiss Company (i) in order to change the Shares into bearer shares or into registered shares with restricted transferability as set forth in article 685a et seq. of the Swiss Code of Obligations or (ii) to an extent which would adversely affect the rights of the Collateral Agent hereunder, including the right to enforce the security interest created hereunder.
6.	VOTING RIGHTS

(a)	Provided no Enforcement Event has occurred and is continuing, all voting rights in the Shares and all other rights and powers relating to the Shares shall remain with the Pledgor provided that such rights shall not be exercised in any manner which would have an adverse effect on the validity of the security under this Agreement or, other than as permitted by the Principal Finance Documents, on the ability of the Collateral Agent to transfer all or part of the Shares by or pursuant to this Agreement or by law.

(b)	Provided an Enforcement Event has occurred and is continuing, the Collateral Agent may, at its discretion, exercise any voting rights relating to the Shares and all other powers, rights and benefits conferred on or exercisable by the holders of such securities.

(c)	In order to enable the Collateral Agent to exercise such voting rights, the Pledgor shall deliver to the Collateral Agent, simultaneously with the Effective Date of this Agreement, a power of attorney in favour of the Collateral Agent in the form set out in Schedule 3 hereto, and at any time thereafter, such forms of proxy or other appropriate forms of authorisation.

7.	DIVIDENDS

(a)	Unless an Enforcement Event has occurred and is continuing, the payment of Dividends may be made to the Pledgor as well as other moneys paid on or derived from the Shares.

(b)	Provided an Enforcement Event has occurred and is continuing, the Pledgor shall cause the Swiss Company to distribute Dividends as well as other moneys paid on or derived from the Shares according to the instructions of the Collateral Agent and shall do all acts and things which are necessary to enable the Collateral Agent to collect such Dividends and other moneys paid directly from the Swiss Company. Such Dividends to be applied as though they were the proceeds of enforcement under this Agreement.

8.	ENFORCEMENT AND APPLICATION OF PROCEEDS

(a)	If an Enforcement Event has occurred and is continuing, the Collateral Agent, acting for itself and for the benefit and for the account of the Secured Parties, shall be entitled, but not obliged, to exercise immediately all the rights and powers conferred to it under or pursuant to this Agreement and in particular, without regard to the provisions of the SchKG, to realize any or all of the Pledged Assets by private sale (“Private Verwertung”) as, in its sole and absolute discretion, is necessary or appropriate to cover the Secured Obligations, without notice to the Pledgor, and to apply the net proceeds in settlement of all the Secured Obligations, including, but not limited to, principal, contractual and penalty interests, commissions, charges and costs in accordance with the terms of the Principal Finance Documents. Any surplus following satisfaction of the Secured Obligations shall be paid by the Collateral Agent to the Pledgor, or to a third party, as directed in writing by the Pledgor, for no consideration.

(b)	If an Enforcement Event has occurred and is continuing, the Collateral Agent shall also be entitled to acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledge Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice in the field of corporate finance, it being understood that the Collateral Agent be entitled to set off the proceeds of such acquisition against the Secured Obligations.

9.	FURTHER ASSURANCE

Subject to the Agreed Security Principles, the Pledgor shall, at its own expense, promptly do (or as the case may be, refrain from doing) all acts and execute all such documents necessary or advisable to comply and to allow for the Company to comply with its obligations under Section 5.12 (Further Assurances) of the Credit Agreement.

10.	WAIVERS, REMEDIES CUMULATIVE

(a)	The rights, powers and remedies provided in this Agreement are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise.

(b)	No failure on the part of the Collateral Agent to exercise, nor any delay on its part in exercising, any of its respective rights, powers and remedies provided by this Agreement or by law (collectively the “Rights”) shall operate as a waiver thereof, nor shall any single or partial waiver of any of the Rights preclude any further or other exercise of that one of the Rights concerned or the exercise of any other of the Rights.

11.	INDEMNITY

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Shares.

12.	NO LIABILITY

None of the Collateral Agent, its nominee(s) or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Shares or (c) the taking possession or realisation of all or any part of the Shares, except to the extent provided in the Principal Finance Documents.

13.	POWER OF ATTORNEY

(a)	The Pledgor by way of security and in order to more fully secure the performance of its obligations hereunder appoints the Collateral Agent to be its attorney acting severally, and on its behalf and in its name or otherwise to do all acts and things and to sign, execute, deliver, perfect and do all deeds, instruments, documents, acts and things which are required for carrying out any obligation imposed on the Pledgor by or pursuant to this Agreement for enabling the Collateral Agent to exercise, or delegate the exercise of, its respective powers and authorities conferred on it by or pursuant to this Pledge or by law, in particular in connection with a private realization (“Private Verwertung”) of the Pledged Assets provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Pledgor under this Clause if:
(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Pledgor) and being requested to comply.
(b)	The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause 13 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

(c)	The Pledgor ratifies and confirms and agrees to ratify and confirm any and all acts carried out by the Collateral Agent in the proper exercise of the powers conferred on it pursuant to Clause 13 (a) above.

14.	NOTICES

(a)	Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax, hand delivery or mail.

(b)	Without prejudice to any other method of service of notices and communications provided by law, any notice or other communication to be given by one party to another under this Agreement shall (unless one party has by 5 days’ notice to the other party specified another address) be given to that other party, in the case of the Pledgor and the Collateral Agent, at the respective addresses given in section (c) below and shall be effective only when received.

(c)	The addresses are:
(i)	the Pledgor:
Beverage Packaging Holdings (Luxembourg) III Sàrl
6C, Parc d’Activités Syrdall
L-5365 Munsbach
Grand Duchy of Luxembourg
Phn: +352 26 25 88 88
with copy to:
Rank Group Limited
Level 9
148 Quay St.
Auckland, 1140
New Zealand
Fax: +64 (0) 9 366 6263
c/o: Helen Golding
(ii)	the Collateral Agent:
The Bank of New York Mellon
101 Barclay Street, 4E
New York, N.Y. 10286
USA
Phn: (212) 298-1528
Fax: (212) 815-5366
Attn: International Corporate Trust

(iii)	the Trustee:
The Bank of New York Mellon
101 Barclay Street, 4E
New York, N.Y. 10286
USA
Phn: (212) 298-1528
Fax: (212) 815-5366
Attn: International Corporate Trust
(iv)	the Administrative Agent:
Credit Suisse,
Agency Manager,
One Madison Avenue,
New York, NY 10010,
USA
Fax : 212-322-2291,
Email: agency.loanops@credit-suisse.com;
15.	AMENDMENTS

To the extent permitted under the Principle Finance Documents, changes and amendments to this Agreement, including this clause 14, shall be made in writing and signed by all parties thereto.

16.	THE COLLATERAL AGENT

(a)	The parties acknowledge that the Collateral Agent acts in its capacity as Collateral Agent (as defined in the First Lien Intercreditor Agreement). For Swiss Law purposes, the Collateral Agent shall be deemed to act for the benefit and for the account of each of the Secured Parties for the purposes of this Agreement, without any prejudice to the rights and duties laid upon the Collateral Agent under the laws applicable to the Loan Documents.

(b)	The Collateral Agent shall have a full and unfettered right to assign or otherwise transfer the whole or any part of the benefit of this Agreement to any person to whom all or any part of its rights, benefits and obligations under the Loan Documents are assigned or transferred in accordance with the provisions of the Loan

Documents. The Collateral Agent shall be entitled to disclose any information concerning this Agreement to any such assignee or successor or any participant or proposed assignee, successor or participant subject to the provisions of the Loan Documents.

17.	SEVERABILITY OF PROVISIONS

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the terms of a jurisdiction, such illegality invalidity or unenforceability shall neither (i) affect or impair the remaining provisions of this Agreement, nor (ii) affect or impair the legality, validity or enforceability of such provisions in any other jurisdiction.

18.	RELEASE

(a)	The security constituted by this Agreement shall be released and cancelled:
(i)	by the Collateral Agent (acting on the instruction of the Applicable Representative) at the request and cost of the Pledgor, (a) upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents, (b) upon the Pledgor ceasing to be a Grantor or (c) upon the Pledgor entering into a separate pledge agreement that comprises this Pledge under this Agreement; or

(ii)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Swiss law).
(b)	Subject to the terms of the Loan Documents, any Pledged Assets so to be released and/or returned, as the case may be, shall be delivered net of any transfer taxes or other expenses in connection with such release and return. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released except that such Pledged Assets are free and clear on the date of the release, of any security arising from the Collateral Agent’s and the Secured Parties’ acts.

19.	NON-ASSIGNMENT/DELEGATION

(a)	The rights, interests and obligations of the Pledgor under this Agreement are personal to it. Accordingly, they are not capable of being assigned, transferred or delegated in any manner. The Pledgor undertakes that it shall not at any time assign or transfer, or attempt to assign or transfer, any of its rights, interests or obligations under or in respect of this Agreement to any person.

(b)	Notwithstanding the above and subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Swiss law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.

20.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (without regard to the International Private Law provisions thereof).

(b)	Any and all litigation to which this Agreement may give rise shall be subject to the exclusive jurisdiction of the competent authorities and the Commercial Court of the Canton of Zurich (“Handelsgericht”), with reservation of the right of appeal to the Swiss Federal Court in Lausanne. The Parties submit to the jurisdiction of said authorities and Courts.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

For and on behalf of
Beverage Packaging Holdings (Luxembourg) III Sàrl

/s/ Philip West
By: Philip West
Title: Authorised signatory

The Bank of New York Mellon, by
/s/ Paul Cattermole
Paul Cattermole
Vice President

DECLARATION
Without prejudice to the foregoing execution of the Agreement by the parties thereto, Beverage Packaging Holdings (Luxembourg) III Sàrl expressly and specifically confirms its agreement with the provisions of Clause 20 of this Agreement for the purposes of (i) Article 1 of the Protocol annexed to the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters signed at Lugano on 16th September 1988 (the “1988 Convention”) and, where applicable, (ii) the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters signed at Lugano on 30 October 2007 having amended and replaced the 1988 Convention.
Made on the 5th day of November 2009
For and on behalf of Beverage Packaging (Luxembourg) Holdings III Sàrl

/s/ Philip West
By: Philip West
Title: Authorised signatory

SCHEDULE 1
LIST OF SHARES

Number	Class of	Pledged	Place of	Nominal		Registered
Held	Shares	Company	Incorporation	Value	Owner	Holder
6,321,900	Registered Shares	SIG Combibloc Group AG	Neuhausen am Rheinfall, Switzerland	CHF 6.-	Beverage Packaging Holdings (Luxembourg) III Sàrl, Luxembourg	Beverage Packaging Holdings (Luxembourg) III Sàrl, Luxembourg

SCHEDULE 2
ACKNOWLEDGEMENT / UNDERTAKING
The undersigned,
SIG Combibloc Group AG, incorporated under the laws of Switzerland, and having its registered offices at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland
WHEREAS
Beverage Packaging Holdings (Luxembourg) III Sàrl, incorporated under the laws of Luxembourg, the owner of 6,321,900 registered shares in the share capital of SIG Combibloc Group AG has entered into a pledge of shares agreement dated on or about 5th November 2009 (the “Pledge Agreement”) with The Bank of New York Mellon acting in its name an as agent and Collateral Agent for itself and for the benefit and for the account of the Secured Parties as defined in the Pledge Agreement and pursuant to which Beverage Packaging Holdings (Luxembourg) III Sàrl has pledged all of the shares held by it in the undersigned by way of security to the Collateral Agent which Pledge Agreement has been presented to the undersigned;
THEREFORE
(i)	herewith acknowledges the security interest created under the Pledge Agreement and undertakes to register it promptly in its share register with the following note:

“Affectation en nantissement de 6,321,900 actions au profit de The Bank of New York Mellon, en qualité de Collateral Agent pour soi même et au bénéfice et pour le compte des Prêteurs (“Banks”) ou de ceux qui à l’avenir viendraient à se substituer aux Prêteurs, conformément à la Convention de Nantissement d’Actions (Pledge of Shares of SIG Combibloc Group AG) intervenue le __________________ 2009 entre Beverage Packaging Holdings (Luxembourg) III Sàrl et les Créanciers Gagistes, en garantie des sommes dues au titre de divers contrats de prêt”.

“Verpfändung der 6,321,900 Aktien zugunsten der The Bank of New York Mellon, als Collateral Agent handelnd für sich selbst und zu Gunsten und auf Rechnung der Kreditgeber (“Banks”) oder derjenigen, die in der Zukunft Kreditgeber werden und/oder die Kreditgeber ersetzen werden, aufgrund des Pfandvertrages über die Aktien (Pledge of Share of SIG Combibloc Group AG) vom __________________ 2009 zwischen der SIG Finanz AG und dem

Collateral Agent zur Absicherung der unter dem verschiedenen Darlehensverträge eingegangenen Verpflichtungen”.

(ii)	acknowledges and undertakes to make any and all payments of dividends or of proceeds or other distributions by the undersigned attaching to the pledged shares directly to the Collateral Agent, but only if an Enforcement Event has occurred and is continuing as defined in the Pledge Agreement.

(iii)	acknowledges and undertakes, save as permitted in the Principal Finance Documents or the Intercreditor Arrangements, not to execute any transfer of all or part of the 6,321,900 shares in its share register without the prior written consent of the Collateral Agent.

(iv)	acknowledges and undertakes to approve the entry of any acquirer of the pledged shares who acquires them in the course of any enforcement in accordance with the terms of the Pledge Agreement in its share register as shareholder with respect to those pledged shares.
Thus signed this 5th November in 2009
SIG Combibloc Group AG, by

/s/ Philip West	/s/ Mark Dunkley

SCHEDULE 3
FORM OF POWER OF ATTORNEY
Power of Attorney for the representation at Shareholders Meetings
In connection with the Pledge of Registered Shares of SIG Combibloc Group AG between Beverage Packaging Holdings (Luxembourg) III Sàrl as Pledgor and The Bank of New York Mellon acting in its name and as Collateral Agent for the benefit and for the account of the Secured Parties as Pledgee, dated on or about 5th of November, 2009 (the “Agreement”), the undersigned hereby authorises by way of Power of Attorney The Bank of New York Mellon to represent it if an Enforcement Event has occurred and is continuing as defined in the Agreement and at any time thereafter at any ordinary or extraordinary Shareholders Meeting of SIG Combibloc Group AG.
The grantor of the Power of Attorney hereby authorises The Bank of New York Mellon, after an Enforcement Event has occurred and is continuing, to vote for, approve of and to implement any and all resolutions in the name of the undersigned, to participate at all meetings, to draw up and sign all documents and certificates, to apply for registration and to give confirmation.
The Bank of New York Mellon is authorised to represent several principals, to act itself as a party and/or to substitute itself by a third party.
This Power of Attorney shall not lapse on bankruptcy of Beverage Packaging Holdings (Luxembourg) III Sàrl.
This Power of Attorney is subject to the substantive laws of Switzerland.
Place, date: New York , 5th November, 2009
For and on behalf of
Beverage Packaging Holdings (Luxembourg) III Sàrl

/s/ Mark Dunkley
By: Mark Dunkley
Title: Authorised Signatory